EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

650 PAGE MILL ROAD

PALO ALTO, CALIFORNIA 94304-1050

TELEPHONE 650-493-9300 FACSIMILE 650-493-6811

April 4, 2003

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, CA 94089

RE:	REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on February 26, 2003, as amended (the “Registration Statement”), filed the date hereof in connection with the registration under the Securities Act of 1933, as amended, of up to 4,140,000 shares of your Common Stock, $0.001 par value per share (the “Shares”). The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to 540,000 shares. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares to be sold by you.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/S/ WILSON SONSINI GOODRICH & ROSATI